Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Griffin Industrial Realty, Inc. of our reports dated February 8, 2018, relating to the consolidated financial statements, the financial statement schedules and the effectiveness of internal control over financial reporting of Griffin Industrial Realty, Inc., appearing in the Annual Report on Form 10-K of Griffin Industrial Realty, Inc. for the year ended November 30, 2017.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

New Haven, Connecticut
April 11, 2018